AMENDMENT TO CALVERT FUNDS 18F-3 MULTIPLE CLASS PLAN

Addendum to Exhibit II:

Calvert Responsible Index Series, Inc.
Calvert U.S. Mid Cap Core Responsible Index Fund
Calvert Developed Markets Ex-U.S. Responsible Index Fund

Maximum Class A	Maximum Class A	Maximum Class C
Front-End	12b-1 Fee	12b-1 Fee
Sales Charge

4.75%	0.50%	1.00%

Effective Date: October 30, 2015